Exhibit 99.1

NEWS RELEASE
FOR MORE INFORMATION, CONTACT:
Paul D. Borja
Executive Vice President / CFO
(248) 312-2000

FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS 2007 SECOND QUARTER RESULTS
TROY, Mich. (July 31, 2007) – Flagstar Bancorp, Inc. (NYSE:FBC), today reported 2007 second quarter net earnings of $15.1 million, or $0.25 per share (diluted). Second quarter 2006 net earnings were $28.6 million, or $0.44 per share (diluted). For the six months ended June 30, 2007, net earnings totaled $22.9 million, or $0.37 per share diluted compared to $47.6 million, or $ 0.74 per share (diluted) for the same six month period in 2006. On a linked-quarter basis, net earnings increased from $7.8 million, or $0.12 per share (diluted) in the first quarter 2007.
Return on average equity and return on average assets for the second quarter 2007 were 7.69% and 0.38%, respectively, as compared to 14.46% and 0.76% for the same period in 2006 and 3.85% and 0.19% for the first quarter 2007. Return on average equity and average assets for the six months ended June 30, 2007 were 5.79% and 0.29%, respectively, as compared to 12.12% and 0.63% for the six months ended June 30, 2006.
The 2007 second quarter earnings as compared to the same period in 2006 reflect, among other factors, a decrease in net interest income, a decrease in gains on sales of mortgage servicing rights and an increase in non-interest expense. These were offset, in part, by an improvement in gain on loan sales, an increase in loan servicing income, and an increase in other non-interest income.
On a linked quarter basis, net earnings increased as a result of an increase in other income, an increase in gain on sales of mortgage servicing rights, and an increase in gain on loan sales. These were offset, in part, by a decrease in net interest income, an increase in the provision for loan losses, and an increase in non-interest expense. A significant portion of other income for the second quarter relates to recoveries that Flagstar realized as part of its continual efforts to mitigate losses incurred in connection with a fraud discovered in March 2004 relating to a series of warehouse loans.
Balance Sheet and Capital
Consolidated assets, increased $0.7 billion or 4.5%, from $15.5 billion at December 31, 2006 to $16.2 billion at June 30, 2007 and increased $1.0 billion or 6.6% from $15.2 billion at June 30, 2006. The increase from March 31, 2007 reflects an increase in loans available for sale. Flagstar Bank, our wholly owned subsidiary, was considered “well-capitalized” for regulatory purposes at June 30, 2007, with regulatory capital ratios of 6.04% core capital and 10.96% risk-based capital.
Net Interest Margin
Flagstar Bank’s net interest margin for the second quarter 2007 was 1.43%, which was unchanged from the first quarter 2007 and as compared to 1.54% for the second quarter 2006. For the six months ended June 30, 2007 the net interest margin was 1.42% as compared to 1.64% reported for the six months ended June 30, 2006.

Retail Banking Operations
Flagstar Bank had 156 retail banking branches at June 30, 2007, an increase of 7.6% as compared to 145 branches as of June 30, 2006 and an increase of 3.3% from 151 branches at December 31, 2006. During the second quarter of 2007, the total number of retail accounts increased 7.8% to over 288,800 as compared to approximately 267,900 at June 30, 2006 and 3.9% to over approximately 277,900 at December 31, 2006.
Mortgage Banking Operations
Loan production for second quarter 2007 increased 39.6% to $7.4 billion, including $7.2 billion of residential loans, as compared to $5.3 billion, including $4.9 billion of residential loans, for second quarter of 2006. It increased 27.6% as compared to loan originations of $5.8 billion, including $5.5 billion in residential loans in the first quarter 2007. During the second quarter of 2007, Flagstar originated $11.5 million in subprime loans, which comprised 0.2% of residential loan originations and as to which we retained $0.2 million for our investment loan portfolio.
For the six months ended June 30, 2007 loan production increased 33.3% to $13.2 billion, including $12.7 billion of residential loans, as compared to, $9.9 billion, including $9.2 billion of residential loans, for the six months ended June 30, 2006. During the six months ending June 30, 2007, Flagstar originated $43.3 million in subprime loans, which comprised 0.3% of residential loan originations and as to which we retained $7.6 million for our investment loan portfolio. At June 30, 2007, subprime loans comprised 0.5% of total assets.
Flagstar’s gain on sale spread increased to 47 basis points during the quarter ended June 30, 2007, as compared to 44 basis points for the first quarter 2007 and 20 basis points for the quarter ended June 30, 2006. For the six months ending June 30, 2007, the gain on sale increased 20 basis points to 46 basis points, as compared to 26 basis points for the same period in 2006.
At June 30, 2007, Flagstar’s mortgage servicing portfolio totaled $21.5 billion with a weighted average service fee of 36.9 basis points. This is a decrease from $22.4 billion at June 30, 2006 with a weighted average servicing fee of 35.6 basis points and an increase from $15.0 billion at December 31, 2006 with a weighted average servicing fee of 37.1 basis points. The capitalized value of Flagstar’s servicing portfolio at June 30, 2007 was $266.5 million, or 1.24% of the outstanding balance of loans serviced for others, with an estimated market value of $333.3 million. This compares to the capitalized value at December 31, 2006 of $173.3 million, or 1.15% with an estimated market value of $197.6 million and a capitalized value at June 30, 2006 of $231.0 million, or 1.03% with an estimated market value of $328.7 million.
Asset Quality
Net charge-offs of loans during the second quarter 2007 increased to $6.5 million from $5.6 million during the first quarter 2007 and $5.8 million during the second quarter 2006. Second quarter 2007 total non-performing assets were $190.7 million at June 30, 2007, as compared to $160.2 million at December 31, 2006 and $150.4 million at June 30, 2006. Of non-performing assets, real estate owned decreased 2.6% to $78.9 million at June 30, 2007 from $81.0 million at December 31, 2006 and $69.3 million at June 30, 2006. Repurchased and non-performing assets decreased 43.4% to $12.5 million at June 30, 2007 compared to $22.1 million at December 31, 2006 and $9.9 million at June 30, 2006.
Non-performing loans, which include loans 90 days or more past due and matured loans, increased to $99.3 million at June 30, 2007 as compared to $57.1 million at December 31, 2006 and $50.0 million recorded at June 30, 2006. At June 30, 2007, 78.2% of non-performing loans were secured by first or second mortgages on single-family homes as compared to 90.7% at December 31, 2006 and 89.9% at June 30, 2006.
Loans 90 days or more past due were 1.30% of loans held for investment at June 30, 2007 as compared to 0.64% at December 31, 2006 and 0.53% at June 30, 2006. The aggregate of loans past due 30 days or less and 60 days or less increased 29.4% to $80.6 million at June 30, 2007 from $62.3 million at December 31, 2006.
During the second quarter 2007, Flagstar increased its allowance for loan losses to $53.4 million, or 0.70% of loans held for investment at June 30, 2007, from $45.8 million, or 0.51% of loans held for investment, at December 31, 2006 and from $39.6 million, or 0.42% of loans held for investment, at June 30, 2006.

Single-family residential first mortgage loans held for investment at June 30, 2007 had an average FICO credit score of 720 and an average original loan-to-value ratio of 73.2%.
Stock Repurchase Plan
Through June 30, 2007, Flagstar repurchased 3,388,430 shares for a total of $41.7 million under its previously announced stock repurchase plan.
As Previously Announced
The Company’s quarterly earnings conference call will be held on Wednesday, August 1, 2007 from 11 a.m. until noon (Eastern).
Questions for discussion at the conference call may only be submitted in advance by e-mail to investors@flagstar.com.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (913) 981-5517 or toll free at (800) 289-0468, passcode: 3411266.
Flagstar Bancorp, with $16.2 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At June 30, 2007, Flagstar operated 156 banking centers in Michigan, Indiana and Georgia and 73 home loan centers in 19 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(unaudited)

	For the Three Months Ended
Summary of the Consolidated	June 30,	March 31,	June 30,
Statements of Earnings	2007	2007	2006
Interest income	$222,464	$220,570	$192,648
Interest expense	(172,547)	(168,598)	(141,910)

Net interest income	49,917	51,972	50,738
Provision for loan losses	(11,452)	(8,293)	(5,859)

Net interest income after provision	38,465	43,679	44,879
Non-interest income
Loan fees and charges, net	837	638	1,239
Deposit fees and charges	5,710	4,978	5,692
Loan servicing fees, net	3,149	2,615	309
Gain on loan sales, net	28,144	25,154	9,650
Gain on MSR sales, net	5,610	115	34,932
Net loss on securities available for sale	—	729	—
Other income	13,994	5,669	9,750

Total non-interest income	57,444	39,898	61,572
Non-interest expenses
Compensation and benefits	(42,847)	(42,424)	(38,758)
Commissions	(19,517)	(15,306)	(20,911)
Occupancy and equipment	(17,038)	(16,786)	(16,748)
General and administrative	(11,178)	(12,007)	(10,957)
Other	(5,366)	(3,504)	(749)

Total non-interest expense	(95,946)	(90,027)	(88,123)

Capitalized direct cost of loan closing	23,712	18,629	25,769

Total non-interest expense after capitalized direct cost of loan closing	(72,234)	(71,398)	(62,354)

Earnings before federal income tax	23,675	12,179	44,097
Provision for federal income taxes	(8,544)	(4,420)	(15,457)

Net earnings	$15,131	$7,759	$28,640

Basic earnings per share	$0.25	$0.12	$0.45
Diluted earnings per share	$0.25	$0.12	$0.44
Dividends paid per common share	$0.10	$0.10	$0.15
Dividend payout ratio	39.7%	77.7%	33.3%
Net interest spread — Consolidated	1.27%	1.33%	1.41%
Net interest margin — Consolidated	1.35%	1.42%	1.49%
Interest rate spread — Bank only	1.30%	1.34%	1.30%
Net interest margin — Bank only	1.43%	1.43%	1.54%
Return on average assets	0.38%	0.19%	0.76%
Return on average equity	7.69%	3.85%	14.46%
Efficiency ratio	67.28%	77.72%	55.52%
Average interest earning assets	$14,799,436	$14,792,298	$13,650,019
Average interest paying liabilities	$14,582,350	$14,702,275	$13,427,419
Average stockholders’ equity	$786,768	$806,110	$791,998
Equity/assets ratio (average for the period)	4.99%	5.22%	5.22%
Ratio of charge-offs to average loans held for investment	0.36%	0.23%	0.23%

Flagstar Bancorp, Inc.

	For the Six Months Ended
Summary of the Consolidated	June 30,	June 30,
Statements of Earnings	2007	2006
Interest income	$443,033	$383,947
Interest expense	(341,145)	(274,534)

Net interest income	101,888	109,413
Provision for losses	(19,745)	(9,923)

Net interest income after provision	82,143	99,490
Non-interest income
Loan fees and charges, net	1,475	2,850
Deposit fees and charges	10,688	10,503
Loan servicing fees, net	5,764	4,664
Gain on loan sales, net	53,298	26,735
Gain on MSR sales, net	5,725	43,518
Net gain (loss) on securities available for sale	729	(3,557)
Other income	19,663	19,481

Total non-interest income	97,342	104,194
Non-interest expenses
Compensation and benefits	(85,271)	(78,631)
Commissions	(34,822)	(37,878)
Occupancy and equipment	(33,824)	(33,656)
General and administrative	(23,183)	(20,828)
Other	(8,872)	(6,635)

Total non-interest expense	(185,972)	(177,628)

Capitalized direct cost of loan closing	42,340	47,204

Total non interest expense after capitalized direct cost of loan closing	(143,632)	(130,424)

Earnings before federal income tax	35,853	73,260
Provision for federal income taxes	(12,963)	(25,710)

Net earnings	$22,890	$47,550

Basic earnings per share	$0.37	$0.75
Diluted earnings per share	$0.37	$0.74
Dividends paid per common share	$0.20	$0.30
Dividend payout ratio	53.9%	40.1%
Net interest spread — Consolidated	1.21%	1.48%
Net interest margin — Consolidated	1.39%	1.60%
Interest rate spread — Bank only	1.26%	1.45%
Net interest margin — Bank only	1.42%	1.64%
Return on average assets	0.29%	0.63%
Return on average equity	5.79%	12.12%
Efficiency ratio	72.09%	61.06%
Average interest earning assets	$14,795,867	$13,747,769
Average interest paying liabilities	$14,642,313	$13,509,251
Average stockholders’ equity	$790,410	$784,828
Equity/assets ratio (average for the period)	4.93%	5.18%
Ratio of charge-offs to average loans held for investment	0.33%	0.20%

Flagstar Bancorp, Inc.

Summary of the Consolidated	June 30,	March 31,	December 31,	June 30,
Statements of Financial Condition:	2007	2007	2006	2006
Total assets	$16,179,468	$15,432,122	$15,497,205	$15,225,864
Mortgage backed securities held to maturity	1,069,350	1,156,805	1,565,421	1,664,171
Loans held for sale	5,110,768	3,791,142	3,188,795	2,817,428
Loans held for investment, net	7,602,073	7,933,445	8,893,906	9,387,460
Allowance for loan losses	53,400	48,500	45,779	39,606
Servicing rights	266,545	226,794	173,288	230,984
Deposits	7,697,810	7,975,382	7,623,488	7,843,249
FHLB advances	5,529,055	5,604,000	5,407,000	4,290,000
Repurchase agreements	1,705,418	625,426	990,806	1,145,578
Stockholders’ equity	770,275	797,658	812,234	803,944

Other Financial and Statistical Data:
Equity/assets ratio	4.76%	5.17%	5.24%	5.28%
Core capital ratio	6.04%	6.29%	6.37%	6.39%
Total risk-based capital ratio	10.96%	11.42%	11.55%	11.15%
Book value per share	$12.78	$12.79	$12.77	$12.65
Shares outstanding	60,260	62,360	63,605	63,529
Average shares outstanding	60,691	63,427	63,588	63,438
Average diluted shares outstanding	61,110	64,041	64,328	64,333
Loans serviced for others	$21,508,835	$19,124,378	$15,032,504	$22,379,937
Weighted average service fee (bps)	36.9	37.0	37.1	35.6
Value of servicing rights	1.24%	1.19%	1.15%	1.03%
Allowance for loan losses to non performing loans	53.8%	65.0%	80.2%	79.20%
Allowance for loan losses to loans held for investment	0.70%	0.61%	0.51%	0.42%
Non performing assets to total assets	1.18%	1.04%	1.03%	0.99%
Number of bank branches	156	155	151	145
Number of loan origination centers	73	72	76	87
Number of employees (excluding loan officers & account executives)	2,689	2,522	2,510	2,548
Number of loan officers and account executives	462	448	444	530

Flagstar Bancorp, Inc.
Loan Originations
(Dollars in millions)
(unaudited)

	For the Three Months Ended
	June 30,		March 31,		June 30,
Loan type	2007		2007		2006

Residential mortgage loans	$7,162	96.5%	$5,489	95.4%	$4,901	93.2%
Consumer loans	110	1.5	104	1.8	194	3.7
Commercial loans	150	2.0	160	2.8	165	3.1

Total loan production	$7,422	100.0%	$5,753	100.0%	$5,260	100.0%

	For the Six Months Ended
	June 30,		June 30,
Loan type	2007		2006

Residential mortgage loans	$12,652	96.0%	$9,249	93.1%
Consumer loans	214	1.6	374	3.8
Commercial loans	309	2.4	311	3.1

Total loan production	$13,175	100.0%	$9,934	100.0%

Gain on Loan Sales
(Dollars in thousands)
(unaudited)

	For the Three Months Ended
	June 30,	March 31,	June 30,
Description	2007	2007	2006

Net gain on loan sales	$28,144	$25,154	$9,650
Plus: FASB 133 adjustment	(3,604)	(3,945)	(3,337)
Plus: LOCOM adjustment	63	26	—
Plus: secondary market reserve	2,379	2,163	1,420

Gain on loan sales	$26,982	$23,398	$7,733

Loans sold	$5,370,633	$5,289,617	$3,964,625

Sales spread	0.47%	0.44%	0.20%

	For the Six Months Ended
	June 30,	June 30,
Description	2007	2006

Net gain on loan sales	$53,298	$26,735
Plus: FASB 133 adjustment	(7,549)	(8,719)
Plus: LOCOM adjustment	89	—
Plus: secondary market reserve	4,543	2,426
Gain on loan sales	$50,381	$20,442

Loans sold	$11,020,249	$7,858,695

Sales spread	0.46%	0.26%

Flagstar Bancorp, Inc.
Loans Held for Investment
(Dollars in thousands)
(unaudited)

Description	June 30, 2007		March 31, 2007

First mortgage loans	$5,542,471	72.4%	$5,909,807	74.0%
Second mortgage loans	61,107	0.8	65,601	0.8
Commercial real estate loans	1,381,552	18.0	1,325,057	16.8
Construction loans	82,301	1.1	75,178	0.9
Warehouse lending	267,740	3.5	271,493	3.4
Consumer loans	302,047	3.9	315,267	3.9
Non-real estate commercial loans	18,255	0.3	19,542	0.2

Total loans held for investment	$7,655,473	100.0%	$7,981,945	100.0%

Description	December 31, 2006		June 30, 2006

First mortgage loans	$6,211,765	69.4%	$7,091,818	75.3%
Second mortgage loans	715,154	8.0	470,885	5.0
Commercial real estate loans	1,301,819	14.6	1,210,212	12.8
Construction loans	64,528	0.7	62,847	0.7
Warehouse lending	291,656	3.3	190,466	2.0
Consumer loans	340,157	3.8	389,168	4.1
Non-real estate commercial loans	14,606	0.2	11,670	0.1

Total loans held for investment	$8,939,685	100.0%	$9,427,066	100.0%

Deposit Portfolio
(Dollars in thousands)
(unaudited)

Description	June 30, 2007		March 31, 2007
	Balance	Rate	Balance	Rate

Demand deposits	$404,837	1.58%	$392,476	1.52%
Savings deposits	133,099	1.48	140,349	1.50
Money market deposits	611,506	4.19	609,754	4.13
Certificates of deposits	3,756,718	5.00	3,775,817	4.97

Total retail deposits	4,906,160	4.52	4,918,396	4.49
Company controlled custodial deposits	369,861	—	305,378	—
Municipal deposits	1,540,177	5.35	1,772,324	5.36
Wholesale deposits	881,612	3.72	979,284	3.70

Total deposits	$7,697,810	4.38%	$7,975,382	4.42%

Description	December 31, 2006		June 30, 2006
	Balance	Rate	Balance	Rate

Demand deposits	$380,162	1.28%	$340,843	0.75%
Savings deposits	144,460	1.55	184,103	1.64
Money market deposits	608,282	4.05	656,902	3.88
Certificates of deposits	3,763,781	4.86	3,723,086	4.52

Total retail deposits	4,896,685	4.38	4,904,934	4.06
Company controlled custodial deposits	244,193	—	—	—
Municipal deposits	1,419,964	5.33	1,448,077	5.16
Wholesale deposits	1,062,646	3.66	1,490,238	3.53

Total deposits	$7,623,488	4.30%	$7,843,249	4.17%

Flagstar Bancorp, Inc.
Asset Quality
(Dollars in thousands)
(unaudited)

	Delinquencies at
Days delinquent	June 30, 2007		March 31, 2007

30	$50,202	27.9%	$32,251	24.7%
60	30,451	16.9	23,863	18.3
90	97,789	54.3	73,906	56.5
Matured — Delinquent	1,509	0.9	664	0.5

Total	$179,951	100.0%	$130,684	100.0%

Investment loans	$7,655,473		$7,981,945

Delinquency % (90+ Days and Matured)	1.30%		0.93%

	Delinquencies at
Days delinquent	December 31, 2006		June 30, 2006

30	$40,140	33.6%	$28,703	30.5%
60	22,163	18.6	15,253	16.2
90	56,554	47.4	49,530	52.8
Matured — Delinquent	517	0.4	497	0.5

Total	$119,374	100.0%	$93,983	100.0%

Investment loans	$8,939,685		$9,427,066

Delinquency % (90+ Days and Matured)	0.64%		0.53%

	Non-Performing Loans and Assets at
	June 30,	March 31,	December 31,	June 30,
	2007	2007	2006	2006

Non-Performing Loans	$99,298	$74,570	$57,071	$50,027
Real Estate Owned	78,916	76,765	80,995	69,253
Repurchased Assets/Non-Performing Assets	12,501	9,178	22,096	31,089

Non-Performing Assets	$190,715	$160,513	$160,162	$150,369

Non-Performing Loans as a Percentage of Investment Loans	1.30%	0.93%	0.64%	0.53%
Non-Performing Assets as a Percentage of Total Assets	1.18%	1.04%	1.03%	0.99%